Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 13, 2019

Board of Directors

First Seacoast Bancorp

633 Central Avenue

Dover, NH 03820

Re:	First Seacoast Bancorp
Registration Statement on Form S-1

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale and contribution of the shares of common stock, par value $0.01 per share (the “Common Stock”), of First Seacoast Bancorp (the “Company”), a proposed federal corporation.

We have reviewed the Company’s proposed Stock Holding Company Charter and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the “Plan”), adopted by Federal Savings Bank, and applicable statutes and regulations governing the Company and the offer, sale and issuance of the Common Stock. The opinion expressed below is limited to the banking laws of the United States.

We are of the opinion that, upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and, in the case of First Seacoast Community Foundation, Inc., contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC
Luse Gorman, PC